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                                                                       EXHIBIT 2

                                 PLAN OF MERGER
                                       OF
                          BANK OF CANTON OF CALIFORNIA
                           (A CALIFORNIA CORPORATION)
                                      INTO
                             UNITED COMMERCIAL BANK
                           (A CALIFORNIA CORPORATION)

      THIS PLAN OF MERGER (the "PLAN OF MERGER") of BANK OF CANTON OF CALIFORNIA, a California banking corporation ("BCC") into UNITED COMMERCIAL BANK, a California banking corporation ("UCB") was adopted and approved by the Board of Directors of UCB on October 21, 2002. UCB and BCC are sometimes referred to herein as the "CONSTITUENT CORPORATIONS."

                                 R E C I T A L S

      A. UCB is a corporation duly organized and existing under the laws of the State of California and has an authorized capital of 150,000 shares, 150,000 of which are designated "COMMON STOCK."

      B. BCC is a corporation duly organized and existing under the laws of the State of California and has an authorized capital of 20,000 shares, 20,000 of which are designated "COMMON STOCK."

      C. UCB owns 100 percent of the outstanding shares of the Common Stock of BCC.

      D. The Board of Directors of UCB has adopted and approved this Plan of Merger and has directed its officers to execute and file a Certificate of Ownership (as defined herein) with the Secretary of State of the State of California to effect the Merger (as defined herein).

      The terms and conditions of the Merger are as follows:

                                    I. MERGER

      1.1 Merger. In accordance with the provisions of this Plan of Merger and the California General Corporation Law, BCC shall be merged with and into UCB (the "MERGER"), the separate existence of BCC shall cease and UCB shall be, and is herein sometimes referred as, the "SURVIVING CORPORATION," and the name of the Surviving Corporation shall be "UNITED COMMERCIAL BANK."

      1.2 Filing and Effectiveness.

            a. The Merger shall be completed when an executed Certificate of Ownership in substantially the form attached hereto as Exhibit A-1 (the "CERTIFICATE OF OWNERSHIP") meeting the requirements of the California General Corporation Law shall have been filed with the Secretary of State of the State of California.

            b. The "EFFECTIVE DATE OF THE MERGER" shall be the date when the Certificate of Ownership is filed with the Secretary of State of the State of California. 1.3 Effect of the Merger. Upon the Effective Date of the Merger, the separate existence of BCC shall cease and UCB, as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger, (ii) shall be subject to all actions previously taken by its and BCC's Board of Directors,
(iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of BCC, and (iv) shall succeed, without other transfer, to all of the debts, liabilities and


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obligations of BCC in the same manner as if UCB had itself incurred them, all as more fully provided under the applicable provisions of the California General Corporation Law.

                  II. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

      2.1 Articles of Incorporation. The Articles of Incorporation of UCB as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

      2.2 Bylaws. The Bylaws of UCB as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

      2.3 Directors and Officers. The directors and officers of UCB immediately prior to the Effective Date of the Merger shall continue to be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Articles of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

                      III. MANNER OF CANCELLATION OF STOCK

Upon the Effective Date of the Merger, every share of BCC Common Stock issued and outstanding immediately prior thereto shall by virtue of the Merger and without any action by the Constituent Corporations be cancelled without consideration.

                                  IV. GENERAL

      4.1 Abandonment. At any time before the Effective Date of the Merger, this Plan of Merger may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of UCB.

      4.2 Amendment. The Board of Directors of UCB may amend this Plan of Merger at any time prior to the filing of the Certificate of Ownership with the Secretary of State of the State of California.

      4.3 Agreement. This Plan of Merger will be on file at the principal place of business of the Surviving Corporation at 711 Van Ness Avenue, San Francisco, California and copies thereof will be furnished to any shareholder of either Constituent Corporation, upon request and without cost.

      4.4 Governing Law. This Plan of Merger shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of California.


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                            CERTIFICATE OF OWNERSHIP

                             UNITED COMMERCIAL BANK

Thomas S. Wu and Eileen Romero certify that:

1. They are the President and the Secretary, respectively of United Commercial Bank, a California banking corporation ("UCB").

2. UCB is the parent corporation of Bank of Canton of California, a California banking corporation ("BCC"), the subsidiary corporation.

3. UCB owns 100 percent of the outstanding shares of BCC.

4. The following resolution was adopted and approved by the board of directors of UCB:

      RESOLVED, that this corporation merge Bank of Canton of California, its wholly-owned subsidiary corporation, into itself and assume all of its obligations pursuant to Section 1110 of the California Corporations Code.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our knowledge.

Date: October 28, 2002

                                           /s/ Thomas S. Wu
                                           -------------------------------------
                                           Thomas S. Wu, President


                                           /s/ Eileen Romero
                                           -------------------------------------
                                           Eileen Romero, Secretary


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